EXHIBIT 4(a)(3)

SECOND RESTATED MEMORANDUM OF UNDERSTANDING

Effective the 1st day of July 2001, the following parties enter into this Second Restated Memorandum of Understanding ("Mou"):

  International Thunderbird Gaming Corporation, a Canadian Corporation ("Thunderbird) and

  The Venezuelan Entertainment, C.A., a Venezuelan Corporation ("TVE")

  Recitals:

  a) There exists certain issues between the shareholders of South American Entertainment Investments, Inc. ("SAEI") and Fiesta Casinos Guayana, C.A. ("FCG"). This Mou is intended to create a binding agreement to resolve all outstanding issues and provide a new structure of ownership of SAEI and FCG.

  (b) The parties wish to consolidate the ownership of the operating company, FCG, into two entities: (a) TVE, which shall represent all the Venezuelan ownership and (b) SAEI which shall represent the ownership of Thunderbird, International Thunderbird Gaming (Panama) Corporation ("Thunderbird- Panama") and Entertainment Ventures & Consultants, Inc. ("EVC"), collectively referred to as the "Thunderbird Parties".

  (c) The parties agree to take all actions within their powers to accomplish the acts set forth herein.

  Capital and Loans:

  Subject to minor adjustment for accounting corrections and additions, the parties agree that the amount advanced by the Thunderbird Parties after February 1, 2001 is $626,331 and the amount advanced by TVE is $173,086. The difference of $453,245 shall be paid by TVE into the capital of FCG in not less than four equal weekly payments, beginning July 16, 2001. . The parties agree that the balance of capital and loans of the parties in FCG, after taking into account the original TVE premium ($326,750) and Cash Call #3 ($500,000), is as follows:

          Capital                         Loans

                                  a)  Thunderbird Parties                     $1,207,422                  $  703,653

                                  b)  TVE                                            $   774,328                 $  332,217

                                         TOTAL:                           $1,981,750                $1,035,870

  The above capital accounts shall be increased by the advances of both parties after February 1, 2001 as such payments are equalized pursuant to this paragraph.

  At the election of TVE, all amounts herein set forth may be audited to determine if they were actually contributed or expended as the case may be. The fairness of the amount shall not be subject to audit or dispute.

  Ownership-existing and after transfer.

            The existing ownership of the parties is as follows:

1. Thunderbird Parties	57%
2. TVE	43%

  Thunderbird shall cause 7% of the Thunderbird Parties' interests of SAEI in FCG to be transferred to TVE such that TVE owns 50% of the capital of FCG. TVE shall cause all of its interests in SAEI to be transferred to the Thunderbird Parties, according to the instructions of Thunderbird. After such transfers, TVE shall own 50% of FCG shares and capital and SAEI shall own the remaining 50%. The parties' loan receivables shall remain unchanged.

  As consideration for such transfers, TVE shall pay to the Thunderbird Parties (as directed by Thunderbird) an amount equal to 7% of the book value of FCG plus 20% of such amount ("the Buyout"). The book value after payment of the $453,245 set forth in paragraph 2 shall be $3,234,412 The Buyout amount is $271,691 The Buyout shall be paid as follows:

      1/3 within 60 days following the opening of the casino in Puerto Ordaz;
      1/3 within 120 days following the opening of the casino; and
      the balance 180 days following the opening of the casino.

  The parties acknowledge these transactions will require execution of further transfer documents, bank consents, and governmental approvals. The parties agree they will appoint a lawyer to prepare documents to reflect the terms of this Memorandum of Understanding in Fiesta Casinos Guayana, C.A.. The parties shall do all things necessary to accomplish the acts described herein.

  Board of Directors. There shall be a board of directors of four (4) persons for FCG, two shall be appointed by TVE and two by SAEI. The initial board members shall be Jack R. Mitchell, Elias Abilahoud, and . Each member may appoint a substitute member who may sit in their place at any duly noticed meeting. All decision made by the Board of Directors meeting need a minimum approval of three votes.

  Board meetings shall be held the third Wednesday of each month in Caracas, Venezuela.

  Management Committee. TVE and SAEI shall appoint one person each who shall be present and responsible for day to day management of the business. They shall consult on all important matters and take any disagreement to the Board, whose decision shall be dispositive on the issue. All expenditures shall be submitted to both managers for their written approval. Each manager may have a designated substitute.

  Auditors. The parties agree that FCG shall be audited each year. If for other business reasons of each party, two different auditors are used, FCG shall pay one-half the cost of each auditor.( For the purpose of this amount the 50% will be base on the lowest auditor cost).

  Legal counsel. Each party shall have their own legal counsel, except that the parties shall jointly select legal counsel for FCG. Initially, the parties appoint Carlos Ayala. FCG shall pay the fees payable for any corporate documents of FCG drafted by Carlos Ayala and the transfer documents applicable to SAEI and TVE described herein.

  Guaranties. The parties shall cause cross-guaranties to be executed for all FCG obligations guaranteed by Thunderbird, Thunderbird Panama, any Hotel Tamanaco Entity, or Shareholder of any such entity. The cross guaranties up today are the following:

  8.1 The purchase, by Thunderbird-Panama (for the benefit of Fiesta Casinos Guayana, C.A.), to IGT (the "Supplier") sixty four slot machines and related gaming equipment to be installed in the FCG casino in Puerto Ordaz, Venezuela at a cost of US $461,503 as evidenced by that certain Purchase and Sale Agreement dated August 30, 2000 executed by and between the Supplier and Thunderbird-Panama (the "Equipment Financing"); and

  8.2 Interbank Seguros, C.A. (the "Insurer") has agreed to issue three compliance bonds in favor of Fiesta Casinos Guayana, C.A.. The Insurer issued these bonds, one in the amount of $400,000 to guarantee the completion of the build-out of the FCG casino, one in the amount of $2,000,000, to guarantee the completion of the construction of the "Event Center"; in Puerto Ordaz, Venezuela; and one in the amount of US$ 635,000 to gurantee to The Comision Nacional de Casinos the payments of all the prizes to the gamers. The Insurer required, as a condition to the issuance of the bonds, Hotel Tamanaco C.A.'s guarantee thereof (the "Guaranty"); and

  8.3 Del Sur, Entidad de Ahorro y Prestamo, C.A., a Venezuelan financial institution (the "Lender"), has made available to Fiesta Casinos Guayana, C.A., a Venezuelan Bolivares loan in an amount equal to US $3,000,000 (the "Loan") the proceeds of which shall be used to develop, construct, install and operate the FCG casino in Puerto Ordaz, Venezuela. The Loan is evidenced by a certain "Documento de Linea de Credito" entered into by FCG and Thunderbird for the benefit of the Lender dated December 21, 2000 (the "Loan Agreement"). In order to secure the Loan, the Lender required, among other things, Thunderbird's guarantee of the face amount of the Loan.

  TVE responsibilities. TVE shall manage through its FCG manager designee all matters relating to Venezuelan permitting, development, construction, unions, and government. All approvals shall be made by the Board of Directors.

  Thunderbird responsibilities. Thunderbird shall manage through its FCG manager designee the operation, design and interior construction of the casino business of FCG. All approvals shall be made by the Board of Directors.

  New capital or loan. The Board of Directors shall determine when new capital or shareholder loans are required. Each party shall put 50% of new loans or new capital. The parties shall have 30 days to fund an approved cash call. Failure to fund their share shall result in dilution of their capital interest. Capital calls or new loans may not be required for new projects without unanimous board approval.

  Distributions. Available cash from operations of FCG business shall be distributed quarterly so long as the following amounts have been paid or reserved:

    all expenses of operation, including all current payables; and

    dues of principal and interest to creditors of FCG; and

    a reasonable reserve for all taxes; and

    a reserve for one month's operating expenses as determined by the approved budget and severance payments.

  Budget. At the first board meeting after the opening of the Casino in Puerto Ordaz, Thunderbird shall present an operational budget for the Board's approval. The budget shall be periodically revised and resubmitted if history demonstrates it is not reasonably accurate.

  Major Corporate Actions. The following actions ("Major Actions") shall require the approval of both parties. If either party does not approve the transaction then there shall be a "Deadlock Event" which shall be governed by paragraph 15, which follows. The major actions are:

    The sale or transfer of a substantial part of the business:
    The admission of a new shareholder in SAEI or TVE;
    A merger of FCG into another entity
    A change in the business of FCG
    Any other actions or matters agreed by the parties upon execution of the transfer documents.

  Deadlock Event. In the case of a deadlock event, the parties agree to the following procedure: SAEI shall have 15 days after notice of the Deadlock Event to name a price for the business. TVE may purchase or sell based upon the named price. The price shall be amortized over 36 months with interest at 15%. TVE shall have 15 days to determine if it will buy or sell the business.

  Sale of Interest in FCG. If there is a sale of all of a shareholders interest in FCG, the nonselling party shall have the right for twenty (20) days to match the economic terms and conditions of the sale of the shares and thereby purchase the shares.

  Tamanaco Hotel Casino. All the parties agree to resign the contract signed between Hotel Tamanaco, C.A. and SAEI.

  Outstanding issues. This document and the documents referred to herein shall dispose of any and all outstanding issues between the parties and they shall release each other from any and all liability from past matters.

  US Dollars. All amounts herein shall be denominated in US dollars, including any interest.

International Thunderbird Gaming Corporation

/s/ Jack R. Mitchell
_______________________________________
Jack R. Mitchell

T.H.E. Venezuelan Entertainment, C.A.

/s/ Daniel Matos
_______________________________________
Daniel Matos

By their signatures below the following agree to all the matters set forth in this agreement and to take all steps necessary to accomplish its fulfillment.

/s/ Daniel Matos
_____________________________
Daniel Matos, individually and as to TVE

/s/ Aquilino de la Guardia
____________________________
Aquilino de la Guardia, individually and as to EVC

/s/ Clay Hardin
____________________________
Clay Hardin, as to Thunderbird Panama